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                                                                 Exhibit (a)(24)



Email to Employees Announcing Change to the Offer
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Subject:  Stock Option Plan Update

Hi everyone,

Due to the events of September 11, 2001, the Securities and Exchange Commission elected to review employer activities and filings submitted during this period. As a result of this review, please be advised that you have until 9:01pm pacific
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time on Friday, October 12, 2001 to submit your Letter of Transmittal to Abarca
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Equity. The change pertains to the time for submittal only - there is no change to the original date. For more information, please visit EFI's intranet site at http://info-new.efi.com/exchange/
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Thanks.

Bev